News Announcement	For Immediate Release

Contact:
Cy Talbot	Carol Young, Joseph Jaffoni
Mad Catz Interactive, Inc.	Jaffoni & Collins Incorporated
619/683-9830	212/835-8500 or mcz@jcir.com

MAD CATZ INTERACTIVE RENEWS $35 MILLION ASSET BASED CREDIT FACILITY

San Diego, California, September 8, 2005 – Mad Catz Interactive, Inc. (AMEX/TSX: MCZ), a leading third party video game accessory provider, today announced that it has renewed its $35 million asset based credit facility with Wachovia Capital Finance Corporation (Central) (“Wachovia”), formerly Congress Financial Corporation (Central), until September 25, 2006.

At June 30, 2005, Mad Catz had approximately $16.6 million outstanding under the facility, which was primarily deployed to fund working capital and inventory.

Cy Talbot, Chief Financial Officer of Mad Catz Interactive, Inc., commented, “Managing our capital structure and balance sheet have been important elements of Mad Catz’ long-term growth and expansion. We are pleased to extend the Company’s four year relationship with Wachovia who is supportive of our strategic plans for continued growth.”

About Mad Catz Interactive, Inc.

Mad Catz is a worldwide leader of innovative peripherals in the interactive entertainment industry. Mad Catz designs and markets a full range of accessories for video game systems and publishes video game software, including the industry leading GameShark brand of video game enhancements. Mad Catz has distribution through most leading retailers offering interactive entertainment products. Mad Catz has its operating headquarters in San Diego, California and offices in Canada, Europe and Asia. For additional information go to www.madcatz.com.

Safe Harbor for Forward Looking Statements:

This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

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